Exhibit 99.3


  HALIFAX ANNOUNCES FOURTH QUARTER AND FISCAL 2003 FINANCIAL RESULTS

        Company Reports Net Income Growth of 115% for the Year


ALEXANDRIA, VA - May 29, 2003 - Halifax Corporation (AMEX:HX) today announced its financial results for the fourth quarter and fiscal year ended March 31, 2003.

For the year, revenues were $50.4 million versus $49.4 million for fiscal 2002, an increase of 2%. Revenues increased despite a reduction in hardware sales as the Company continued its migration to a services-driven model. The Company reported operating income of $1.3 million for fiscal 2003 compared to $987,000 for the previous year. Net income rose 115% to $648,000, or $0.30 per basic and diluted share, for fiscal 2003 compared to $302,000, or $0.14 per basic and diluted share, for the prior year.

For the quarter ended March 31, 2003, revenues were $11.0 million versus $13.6 million for the comparable period in 2002, a decrease of 19%. The revenue decrease was due to reductions in hardware orders principally from governmental customers and reflective of the Company's strategy to shift to a model composed primarily of higher-margin services. Net income for the quarter ended March 31, 2003, was $164,000, or $0.07 per basic and diluted share, versus $115,000, or $0.05 per basic and diluted share, for the comparable quarter of 2002.

Charles McNew, president and chief executive officer, stated, "Fiscal 2003 was another successful year for our Company. Despite a difficult economic environment, we continued to build upon our position as a leader in Enterprise Maintenance Solutions. Once again, we have increased revenues and improved profitability, and we also reduced our bank debt by $1.5 million."

He added, "For the coming year, we'll continue to position Halifax as a leader in Enterprise Maintenance Solutions. Our plan to become the `Outsourcer's Outsourcer' is resonating with the global service provider community, and we've built our customer base to include such prestigious clients as IBM Global Services and Hewlett-Packard. In addition, we are providing direct services for the Department of Defense, the Commonwealth of Pennsylvania and the Virginia Department of Transportation.

"Our goals for fiscal 2004 include working to grow these Enterprise Maintenance Solutions accounts and add new customers; add new partner relationships; and continue to build our federal and state government business," noted McNew. "We plan to increase revenues and profitability for the year, and we hope to see continued gross profit margin improvement as we build our service delivery capabilities. Additionally, we are reviewing selective acquisition possibilities that would accelerate growth for our Enterprise Maintenance Solutions platform."

He concluded, "We continue to believe our Company is well positioned to grow in today's market while we continue to pursue our long-term objective of market leadership in our chosen niches."

The Company will host a conference call for investors at 11 a.m. EDT on Thursday, May 29, 2003, to review the financial and operational results for the quarter and the year. The conference call phone number is 800-207-3341 for U.S. callers and 415-908-4739 for international callers. The conference call replay will be available from 1 p.m. EDT on Thursday, May 29, 2003, to 1 p.m. EDT on Friday, May 30. The replay number is 800-633-8284 for U.S. callers and 402-977-9140 for international callers. The reservation number is 21145735.

Founded in 1967, Halifax Corporation is an enterprise maintenance solutions company providing a wide range of technology services to commercial and government customers throughout the United States. The Company's principal products are high availability hardware maintenance services, technology deployment and integration services, and secure network program services. More information on Halifax can be found at www.hxcorp. com.

Certain statements made by the Company which are not historical facts may be considered forward-looking statements, including, without limitation, statements as to trends, management's beliefs, views, expectations and opinions, which are based upon a number of assumptions concerning future conditions that ultimately may prove to be inaccurate. Such forward-looking statements are subject to risks and uncertainties and may be affected by various factors that may cause actual results to differ materially from those in the forward-looking statements. For further information that could affect the Company's financial statements, please refer to the Company's reports filed with the Securities and Exchange Commission.

                          Halifax Corporation
                        Summary Financial Data
                   (In Thousands, except share data)



Statement of operations   For the three months   For the years ended
                             ended March 31           March 31,
                             2003       2002       2003       2002

Revenues                   $  11,000  $  13,613  $  50,418  $  49,350

Operating income                 329        284      1,337        987

Other income                       -          6         20          9

Interest expense               (150)      (160)      (649)      (634)

Income tax expensse             (15)       (15)       (60)       (60)

Net income                 $     164  $     115  $     648  $     302


Earning per common share
- basic                    $     .07  $     .05  $     .30  $     .14

Earnings per common
share - diluted            $     .07  $     .05  $     .30  $     .14

Weighted average number
of common shares
outstanding
  Basic                    2,176,296  2,175,613  2,175,781  2,100,321

 Diluted                   2,200,360  2,189,544  2,212,360  2,106,478


Balance Sheets              March 31, 2003  March 31, 2002

Current assets               $       12,354  $       14,646
Non-current assets                    4,415           5,029

Total assets                 $       16,769  $       19,675



Current liabilities          $        7,262  $        9,203
Non-current liabilities              10,138          11,752

Total liabilities            $       17,400  $       20,955

Stockholders' deficit                 (631)         (1,280)

Total liabilities and
stockholders' deficit        $       16,769  $       19,675

